Exhibit 3.54

ARTICLES OF RESTATEMENT

OF THE

ARTICLES OF INCORPORATION

OF

HUNTSMAN SURFACTANTS TECHNOLOGY CORPORATION

February 18, 1999

In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “URBCA”), Huntsman Surfactants Technology Corporation, a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.             The name of the Corporation is Huntsman Surfactants Technology Corporation.

2.             The text of the Second Amended and Restated Articles of Incorporation of the Corporation (the “Second Amended and Restated Articles”) is set forth in Exhibit A attached hereto and incorporated herein by this reference.

3.             The Second Amended and Restated Articles do not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.             The Second Amended and Restated Articles were adopted as of February 18, 1999, in accordance with the requirements of the URBCA.

5.             The Second Amended and Restated Articles were approved by the shareholder of the Corporation.  The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately, number of votes of each voting group indisputably represented, and the total number of votes cast for and against the Second Amended and Restated Articles by each voting group were as follows:

Votes
		Entitled	Votes
	Outstanding	to be	Indisputably
Designation	Shares	Cast	Represented	For	Against

Common Stock	8,000	8,000	8,000	8,000	0

The number of votes cast for the Second Amended and Restated Articles was sufficient for approval.

(Remainder of page intentionally left blank.)

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IN WITNESS WHEREOF, these Articles of Restatement have been executed by the Corporation as of the date first written above.

HUNTSMAN SURFACTANTS TECHNOLOGY
CORPORATION, a Utah corporation

By:	/s/ Martin F. Petersen
Name:	Martin F. Petersen
Title:	Vice President

MAILING ADDRESS

If, upon completion of filing of the above Articles of Restatement, the Utah Department of Commerce, Division of Corporations and Commercial Code elects to send a copy of the Articles of Restatement to Huntsman Surfactants Technology Corporation by mail, the address to which the copy should be mailed is:

Huntsman Surfactants Technology Corporation
500 Huntsman Way
Salt Lake City, Utah 84108
Attention: Legal Department

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EXHIBIT A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

HUNTSMAN SURFACTANTS TECHNOLOGY CORPORATION

Pursuant to and in accordance with Section 16-10a-1007 of the Utah Revised Business Corporation Act (the “URBCA”), the following are the Second Amended and Restated Articles of Incorporation of Huntsman Surfactants Technology Corporation, a Utah corporation (the “Corporation”):

ARTICLE I

NAME

The name of the Corporation is Huntsman Surfactants Technology Corporation.

ARTICLE II

PURPOSES AND POWERS

The purpose for which the Corporation is formed is to engage in the following activities:

(a)           Reference is made to that certain Multi-Option Facility Agreement, dated December 22, 1998, entered into among the Corporation, BT Management Services Pty Limited and the other parties thereto (as amended, modified or changed from time to time, the “Facility Agreement”), a copy of which shall be maintained, and shall be available for inspection, upon reasonable request, by any shareholder of the Corporation, at the offices of the Corporation.  Capitalized terms used in this Article II and in Article V below without definition have the meanings specified in the Facility Agreement.

(b)           During the Term of the Facilities and while any Secured Money is outstanding, the Corporation shall not engage in any activity or business or take any action other than as follows:

(i)            The Corporation may acquire, own and otherwise deal with (subject to the provisions of the Facility Agreement) capital stock of HCA.

(ii)           The Corporation may acquire, own and license the IP Assets and may engage in any activities which are necessary or advisable to protect or otherwise maintain its rights in or with respect to the IP Assets.

(iii)          The Corporation may enter into and perform each and all of its obligations specified in the Relevant Documents and the HCA Finance Documents, and the Corporation may take any action which it deems to be contemplated or required by any Relevant Document or any HCA Finance Document.

(iv)          The Corporation may make distributions to its shareholders to the extent permitted under the Facility Agreement.

(v)           The Corporation may use any Drawings for any purposes permitted under the Facility Agreement.

(vi)          The Corporation may engage in any lawful act or activity and may exercise any powers permitted to corporations organized under the URBCA that are incidental to and necessary or convenient for the accomplishment of activities specified above.

(c)           At all times while any Secured Money is outstanding, at least one member of the Corporation’s Board of Directors shall be an Unaffiliated Director.

(d)           Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or any provision of applicable law to the contrary, the Corporation shall not do any of the following without first obtaining the unanimous approval of the Board of Directors of the Corporation (including the approval of the Unaffiliated Director):

(i)            institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any appicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action;

(ii)           authorize or permit the dissolution or liquidation of the Corporation; or

(iii)          repeal, alter or amend any of the provisions of this Article II.

ARTICLE III

AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have authority to issue is Fifty Thousand (50,000) shares of common stock.  All voting rights of the Corporation shall be exercised by the holders of the common stock and the holders of the common stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution.  All shares of the common stock shall be fully paid and nonassessable.

ARTICLE IV

OFFICER AND DIRECTOR LIABILITY

1.             Except as otherwise required by Utah law, the Corporation shall indemnify and advance expenses to its Directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

2.             The personal liability of the Directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

3.             Any repeal or modification of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

ARTICLE V

SHARE TRANSFERS TO OR BY SECURITY AGENT

Except as otherwise required by the URBCA, the consent of the Directors shall not be required for the registration or transfer of any shares of stock of the Corporation to or by the Security Agent or any receiver, receiver and manager, or agent appointed under a Security.